Exhibit (k)(6)

WM Participation Agreement

Execution Version

PARTICIPATION AGREEMENT

PARTICIPATION AGREEMENT dated as of September 28, 2010 (together with any amendments or modifications from time to time hereto, this “Agreement”), by and between OFS Funding, LLC, a Delaware limited liability company (“Grantor”), and OFS Capital, LLC, a Delaware limited liability company (together with its successors and assigns, “Participant”). Capitalized terms used but not defined herein shall have the meaning set forth with respect thereto in the Loan and Security Agreement, dated as of September 28, 2010 (together with all amendments, modifications and supplements from time to time thereto, the “Loan Agreement”), by and among OFS Capital WM, LLC (the “Borrower”), MCF Capital Management LLC (the “Loan Manager”), Wells Fargo Securities, LLC (the “Administrative Agent”), Wells Fargo Delaware Trust Company, N.A., as trustee (the “Trustee”) and the Lenders from time to time party thereto.

RECITALS

WHEREAS, Grantor wishes to sell to Participant, and Participant wishes to purchase from Grantor, a 100% undivided participation interest (each, a “Participation” and, collectively, the “Participations”) in each Eligible Loan (as defined in the Loan Agreement) owned by the Grantor and indentified on Schedule I (the “Participated Assets”), subject to the terms and conditions set forth in the Participation Terms and Conditions attached hereto;

WHEREAS, simultaneously with the purchase of the Participations in the Participated Assets, Participant is, pursuant to the Loan Sale Agreement (as hereinafter defined), assigning all of its rights and interest in the Participations to the Borrower;

WHEREAS, simultaneously with the receipt of an effective assignment of each Participated Asset, Grantor will sell, transfer, convey and assign its entire right, title and interest in and to such Participated Asset and Transferred Rights related thereto to Participant in accordance with the terms hereof, and Participant will sell, transfer, convey and assign its entire right, title and interest in and to such Participated Asset and Transferred Rights related thereto to the Borrower pursuant to the Loan Sale Agreement, dated as of the date hereof, between Grantor and Participant (the “Loan Sale Agreement”).

NOW THEREFORE, in consideration of $10 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. As of the Closing Date, Grantor hereby sells to Participant, and Participant hereby purchases from Grantor, a Participation in each Eligible Loan identified on Schedule I, subject to the Participation Terms and Conditions (which are hereby incorporated by reference herein), together with Grantor’s interest in the Participated Assets and Transferred Rights relating thereto and Grantor and Participant hereby agree to the Participation Terms and Conditions.

2. Upon receipt by the Grantor or the Trustee of the effective assignment of any Participated Asset pursuant to Section 1.2 of the Participation Terms and Conditions, the Grantor, for value received, hereby sells, assigns, transfers and conveys (such sale, assignment, transfer and conveyance, the “Assignment”) to the Participant, and the Participant hereby irrevocably purchases and assumes from the Grantor (i) all of the Grantor’s right, title and interest (the “Assigned Interest”) in, to and under each Participated Asset described more particularly in such assignment (the “Assigned Loans”) and, without duplication, all Related Security with respect to the foregoing (collectively, the “Related Assets”), together with Grantor’s right to receive and collect all interest, principal and other amounts payable under or receivable by the Grantor with respect to such Assigned Loan and Related Assets, and (ii) all related Underlying Instruments.

Upon any Assignment, the Grantor (i) shall direct the respective Obligor(s) (or the administrative or paying agent in respect of the related Participated Asset) to pay any Collections (as defined in and in accordance with the Participation Terms and Conditions) with respect thereto into the Collection Account (as defined in the Loan Agreement), and (ii) hereby instructs the Grantor’s custodian to deliver, or cause to be delivered, to the Trustee all of the documents required to be so delivered under the Loan Agreement with respect to the Participated Asset so assigned.

With respect to each such Assignment, the Grantor represents and warrants as of the Assignment Date that:

(a) The Grantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with power and authority to make, execute, deliver and perform this Agreement. The Assignment shall effect a valid sale (or distribution, as the case may be), transfer and assignment of the Assigned Interest from the Grantor to the Participant, enforceable against the Grantor and creditors of and purchasers from the Grantor. The Assignment has been duly authorized, executed and delivered by the Grantor and constitutes the legal, valid and binding obligation of the Grantor enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and general principles of equity, whether considered in a suit at law or in equity.

(b) The Grantor is the legal title holder of the Assigned Interest being assigned by it hereunder and that such Assigned Interest is free and clear of any and all liens, claims or encumbrances created by, or attaching to the property of the Grantor other than the beneficial ownership interest in the Assigned Interest which has previously been transferred to the Participant pursuant to the Participation Interest and other than any lien which was contemporaneously released with the grant of the Participation Interest hereunder.

(c) The Grantor, at the time of and after giving effect to the Assignment, is solvent and is not aware of any pending insolvency.

(d) Other than for tax purposes, Grantor will treat the transfer of such Assigned Interests to the Participant for all purposes as a sale and purchase on all of its relevant books and records.

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

OFS FUNDING, LLC

By: OFS Capital, LLC, its Designated Manager

By: Orchard First Source Asset Management, LLC, its Manager

By: Orchard First Source Capital, Inc., its Managing Member

By:	/s/ Glenn R. Pittson
Name:	Glenn R. Pittson
Title:	President

OFS CAPITAL, LLC

By: Orchard First Source Asset Management, LLC, its Manager

By: Orchard First Source Capital, Inc., its Managing Member

By:	/s/ Glenn R. Pittson
Name:	Glenn R. Pittson
Title:	President

Signature Page to WM Participation Agreement

PARTICIPATION TERMS AND CONDITIONS

Section 1. The Participation

1.1. As of the Closing Date, (i) Grantor hereby sells, transfers, assigns, grants and conveys without recourse, except as otherwise provided herein, to Participant, and Participant hereby purchases from Grantor, a 100% undivided participation interest in Grantor’s interests in the Participated Assets and the Transferred Rights relating thereto whether outstanding as of the Closing Date or made or obtained thereafter (collectively, the “Participation”), the legal title to which is held by Grantor, and (ii) Participant hereby acquires the Participation and assumes and agrees to perform and comply with all Assumed Obligations. Notwithstanding the foregoing, Grantor agrees to remain responsible for, and agrees to continue to perform and comply with, all Retained Obligations with respect to the Participated Assets and Transferred Rights. Other than for tax purposes, the parties hereby agree to treat the transfer of the Participation by Grantor to Participant as a sale by Grantor and purchase by Participant on all of their respective relevant books and records.

1.2. Grantor and Participant hereby acknowledge and agree that (i) the sale, transfer, assignment, grant and conveyance of the Participation is being effected pursuant to this Agreement instead of an assignment of Grantor’s legal interest in and title to the Participated Assets and the Transferred Rights related thereto because the conditions precedent under the related Underlying Instruments to the transfer, assignment and conveyance of the Grantor’s legal interest in and title to the Participated Assets and the Transferred Rights related thereto may not be fully satisfied as of the Closing Date and (ii) the sale, transfer, assignment, grant and conveyance of the Participation hereunder shall have the consequence that the Grantor holds only legal title and not an equitable interest in the Participated Assets and the Transferred Rights related thereto and Participant holds 100% of the equitable interest in the Participated Assets and the Transferred Rights relating thereto. The Grantor hereby sells, transfers, assigns, grants and conveys to Participant its entire right, title and interest in and to the Participated Assets, and Grantor has prepared individual Assignments consistent with the requirements of the Underlying Instruments and provided them to any Persons required under the Underlying Instruments, which Assignments will become effective in accordance with the Underlying Instruments upon obtaining certain consents thereto or upon the passage of time or both. Grantor and Participant agree to use their commercially reasonable best efforts to cause such Assignments to become effective as soon as practicable after the Closing Date. Upon any such Assignment becoming effective, the related asset shall no longer be a Participated Asset subject to this Agreement, legal title will be transferred to the Participant pursuant to this Agreement for no additional consideration and the Participation with respect to such Participated Asset and Transferred Rights relating thereto will terminate automatically.

Each of the Grantor and the Participant intends and agrees that (i) the sale, transfer, assignment, grant and conveyance of the Participation hereunder in each and every case is intended to be, is and shall be treated for all purposes as, an absolute sale, transfer, assignment, grant and conveyance of 100% of the equitable ownership in the Participated Assets and the Transferred Rights relating thereto rather than the mere granting of a security interest to secure a financing and (ii) such equitable ownership in the Participated Assets and the Transferred Rights related thereto shall not be part of the Grantor’s estate in the event of a filing of a bankruptcy petition or other action by or against the Grantor under any Insolvency Law. It is, further, not the intention of the parties that any such sale, transfer, assignment, grant or conveyance be deemed a pledge of any of the Participated Assets and the Transferred Rights relating thereto by the Grantor to the Participant to secure a debt or other obligation of the Grantor. However, in the event that notwithstanding such intent and agreement, any such Participated Assets and the Transferred Rights relating thereto are held to continue to be the property of the Grantor, then the parties hereto agree that the Grantor hereby grants to the Participant a security interest in all of its right, title and interest in, to and under such Participated Assets and the Transferred Rights relating thereto (whether now existing or hereafter created). For such purposes, this Agreement shall constitute a security agreement under the UCC, to secure the prompt and complete payment of a loan deemed to have been made by the Participant to the Grantor in an amount equal to the aggregate purchase price paid to the Grantor together with such other obligations of the Grantor as may arise hereunder in favor of the Participant.

If any such transfer of any Participated Asset and the Transferred Rights relating thereto by the Grantor to the Participant is deemed to be the mere granting of a security interest to secure a financing, (i) the Participant may, to secure the Participant’s obligations under the Loan Sale Agreement, repledge and reassign to the Borrower (A) all or a portion of the Participated Assets and the Transferred Rights pledged to the Participant by the Grantor and with respect to which the Participant has not released its security interest at the time of such pledge and assignment and (B) all proceeds thereof and (ii) the Borrower may, to secure the Borrower’s obligations under the Loan Agreement, repledge and reassign to the Trustee for the benefit of the “Secured Parties,” as defined therein, (A) all or a portion of the Participated Assets and the Transferred Rights pledged to the Borrower by the Participant and with respect to which the Borrower has not released its security interest at the time of such pledge and assignment and (B) all proceeds thereof. Such repledge and reassignment may be made with or without a repledge and reassignment (i) by the Participant of its rights under any agreement with the Grantor, and without further notice to or acknowledgment from the Grantor or (ii) by the Borrower of its rights under any agreement with the Participant, and without further notice to or acknowledgement from the Participant. The Grantor and the Participant each hereby waives, to the extent permitted by applicable law, all claims, causes of action and remedies, whether legal or equitable (including any right of setoff), against the Participant, the Borrower or any assignee relating to such repledge or reassignment in connection with the transactions contemplated by this Agreement and the other Transaction Documents. The Participant shall file or shall cause to be filed a precautionary UCC-1 financing statement naming the Grantor as debtor and the Participant as secured party, describing all of the Participated Assets and the Transferred Rights pledged hereunder as collateral thereunder.

1.3. In consideration for the Participation and the Assignment of the Participated Assets by Grantor to Participant, Participant will pay to or at the direction of Grantor the mutually agreed upon purchase price with respect thereto on the Closing Date by wire or intrabank transfer of immediately available funds. To the extent the fair market value of the Participated Assets exceeds the cash paid by Participant to or at the direction of the Grantor on the Closing Date, such excess shall be deemed a distribution from the Grantor to the Participant.

1.4. In respect of any funding to be made by Grantor under the Participation after the Closing Date, including, but not limited to, with respect to any unfunded Revolving Loan or Delayed Draw Loan, following receipt of a notice from Grantor or the Trustee, stating the date, amount (the “Funding Amount”), and type of such funding, on the date of the borrowing, Participant will make available to Grantor or to the Obligor, on behalf of Grantor, immediately available funds in the amount of such Funding Amount. The parties agree that as between themselves, so long as any unfunded Revolving Loan or Delayed Draw Loan remains outstanding or repaid amounts on any Revolving Loan may be reborrowed in accordance with the Underlying Instruments, Grantor shall have no obligation to fund such amount to Participant or any Person claiming any interest in the Participation through Participant except to the extent of funds provided for such purpose by Participant.

1.5. If at any time after the Closing Date, Grantor receives any Collections with respect to the Participation, Grantor will (i) receive and hold such Collections in trust for the account and sole benefit of Participant, (ii) have no equitable or beneficial interest in the Collections, and (iii) Participant hereby irrevocably instructs Grantor, and Grantor agrees, to promptly (and in any event within two Business Days after receipt thereof) credit the Collection Account pursuant to the account details set forth in Schedule II hereto with all Collections so received. If debt obligations or other securities are to be issued pursuant to a plan of reorganization or restructuring or otherwise, in exchange for or in payment of any Participation, Grantor shall notify Participant and Trustee of such prospective issuance and shall use its commercially reasonable efforts, at Participant’s direction, cost and expense, to cause Participant’s share of such debt obligations or other securities to be registered and issued in such name as Participant shall direct unless Grantor is prohibited from the foregoing under any law, rule, order or contract, in which case Grantor will promptly notify Participant and Trustee in writing. In the event that Grantor cannot cause such debt obligations or other securities to be so registered it will, promptly after receipt, transfer Participant’s share thereof to Participant with proper endorsement (without recourse) or transfer powers duly endorsed in blank unless Grantor is prohibited from the foregoing under any law, rule, order or contract in which case Grantor will continue to hold the same for Participant’s account hereunder as part of the Participation hereunder and will promptly so notify Participant and Trustee in writing. If the Grantor fails to pay to the Participant any amount required by this Section 1.5 when due, the Participant may recover such unpaid amount on demand from the Grantor together with interest thereon, from and including the due date, to but excluding the date the Grantor pays such amount (together with interest thereon at the Federal Funds Rate). The “Federal Funds Rate” for any day equals the daily rate announced by the Federal Reserve Bank of New York on overnight loans of excess reserves between member banks plus 0.50% per annum.

1.6. Grantor shall not be obligated to make any payment to Participant in anticipation of the receipt of funds from the related Obligor with respect to any Participation. If Grantor is required at any time to return to an Obligor or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Obligor to Grantor and transferred by Grantor to (and paid to) Participant, then Participant shall, on demand of Grantor, forthwith return to Grantor any such payments transferred (and paid) to Participant by Grantor in respect of the Participation, but without interest on such payments (unless Grantor is required to pay interest on such amounts to the Person recovering such payments).

1.7. Each of the Grantor and the Participant agree that the Grantor may, only with the prior written consent of the Participant (or the Loan Manager on its behalf), exercise or refrain from exercising any right, or take or refrain from taking any action, which the Grantor may be entitled to take or assert under any of the Underlying Instruments and, without limiting the generality of the foregoing, the Grantor may, only with the prior written consent of the Participant (or the Loan Manager on its behalf), take legal action to enforce the Participant’s or the Grantor’s interests with respect to any Eligible Loan or any of the Underlying Instruments.

1.8. Each of the Grantor and the Participant shall use commercially reasonable best efforts to, as soon as reasonably practicable, cause the Participant or, in accordance with the Loan Sale Agreement, the Borrower, to become a lender under the Underlying Instruments of each Participated Asset and take such action (including the execution and delivery of an assignment agreement) as shall be mutually agreeable in connection therewith and in accordance with the terms and conditions of the applicable Underlying Instruments and consistent with the terms of this Agreement. Each of the Grantor and the Participant agrees (i) to execute and deliver, or to cause to be executed and delivered, all such instruments and (ii) to take all such actions as the other may reasonably request to effectuate the intent and purposes, and to carry out the terms, of this Agreement, including the procurement of any third-party consents.

1.9. To the extent contemplated by the Underlying Instruments of any Participated Asset and permitted by law, the Participant shall be entitled to the benefits of any provisions in such Underlying Instruments providing for rights of set-off against the applicable borrower as though the Participant were a lender thereunder. To the extent required by any such Underlying Instruments, the Participant hereby agrees, for the benefit of the lenders thereunder, to comply with any provisions in such Underlying Instrument relating to the sharing of payments among the lenders thereunder as though the Participant were a lender thereunder.

Section 2. Representations and Warranties.

2.1. Each party represents to the other on the Closing Date that: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) it has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; (iii) the making and performance by it of this Agreement have been duly authorized by all necessary action and will not violate any provisions of applicable law or regulation, any provision of its charter or by-laws (or comparable, constituent documents) or any order of any court or regulatory body and will not result in the breach of, or constitute a default or require any consent under, any agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected; (iv) all authorizations, consents, approvals and licenses of and filings and registrations with, any governmental authority required under applicable law or regulations for it to make and perform this Agreement have been obtained and are in full force and effect; and (v) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.2. In addition, Participant represents to Grantor on the Closing Date and each day thereafter that: (a) it is not acquiring the Participation with assets which directly or indirectly constitute assets of any employee benefit plan or other retirement arrangement subject to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Code; and (b) without implying any characterization of the Participation or any participation therein as a “security” within the meaning of any applicable securities laws, Participant is acquiring the Participation for investment for its own account and not with a view to, or for resale in connection with, any distribution or public offering of all or any part thereof or of any interest therein in a manner which would violate applicable securities laws; provided, however, that this Section 2.2 is without prejudice to Participant’s rights to effect such resale in accordance with applicable laws.

Section 3. Affirmative Covenants of Grantor

Subject to the ability of Grantor, at its sole option, to be liquidated or dissolved after any Participated Assets sold by it are no longer covered by a Participation and this Agreement is terminated as provided in Section 7, on and after the Closing Date so long as any Participation is outstanding under this Agreement Grantor shall:

(a) Observe in all material respects all procedures required by its organizational documents and preserve and maintain its existence as a limited liability company which is a bankruptcy remote special purpose entity separate from the Participant and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified to do business and in good standing in each jurisdiction where the nature of its business requires it to do so except where the failure to be so qualified and in good standing would not have a material adverse effect on the financial condition of Grantor or its ability to perform its obligations under this Agreement.

(b) (i) Either itself or through its agents, keep proper books of record and account, which shall be maintained or caused to be maintained by Grantor and shall be separate and apart from those of any Affiliate of Grantor, in which full and correct entries shall be made of all financial transactions and the assets and business of Grantor sufficient to permit the preparation of financial statements in accordance with United States generally accepted accounting principles consistently applied, and (ii) maintain and implement administrative and operating procedures and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Participated Assets (including, without limitation, records adequate to permit the daily identification of all payments received with respect to, and adjustments to, each Participated Asset).

(c) Except as otherwise provided under this Agreement, perform and comply in all material respects with its obligations under the terms of all Underlying Instruments.

(d) Immediately notify Participant, Loan Manager, and Trustee in writing of the existence of any lien, security interest or other encumbrance in any Participated Asset or the Transferred Rights by or through Grantor and defend the right, title and interest of the Participant in, to and under such Participated Asset and Transferred Rights, whether existing as of the Closing Date or thereafter created, against all claims of third parties claiming by or through Grantor.

(e) At its own expense (i) continuously maintain in its books and records a notation next to any index or listing of assets that includes any of the Participated Assets indicating that pursuant to this Agreement the Participation in such Participated Assets has been granted and sold by Grantor to Participant, by identifying such asset with the designation “100% Participation granted to OFS Capital, LLC,” and (ii) permit Participant and its successors, assigns and their respective agents to examine its books and records during normal business hours on not less than five Business Days prior notice to confirm Grantor’s compliance with this sentence.

(f) Maintain its files with respect to the Participated Assets and related documents in a manner clearly marked to indicate that such files relate to the Participated Assets subject to the arrangements provided for in this Agreement.

(g) Furnish to the Participant copies of the Underlying Instruments of each Participated Asset and, as and when available to the Grantor, a copy of each amendment, consent or waiver in connection with such Underlying Instruments. The Participant agrees that it shall maintain the confidentiality of any such documents to the extent required in such Underlying Instruments and to the same extent as if it were a party to such Underlying Instruments and shall, upon the Grantor’s request, provide to the Grantor a confidentiality undertaking to such effect in accordance with the terms of such Underlying Instruments prior to the delivery thereof.

(h) From and after the Closing Date, if Grantor receives any notices, correspondence, reports, financial statements or other documents in respect of any Underlying Instruments relating to a Participated Asset or the Transferred Rights relating thereto, promptly after receipt forward the same to or at the direction of Loan Manager.

Section 4. Negative Covenants of Grantor

(a) From the Closing Date until no Participation is outstanding and this Agreement is terminated pursuant to Section 7 hereof, Grantor will not, except for the grant of the Participation hereunder and the assignment to Participant on each Assignment Date of Participated Assets and the Transferred Rights related thereto in accordance with Section 1.2 of this Agreement, sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist (whether by operation of law, pursuant to a judgment or otherwise) any lien, security interest or other encumbrance on any Participated Asset or the related Transferred Rights or any interest of Grantor therein.

(b) The Grantor shall not, without prior consent of the Participant (or the Loan Manager, on its behalf), agree to the modification, amendment or waiver of any of the terms of any of the Underlying Instruments or any Participated Asset.

Section 5. Voting

On and after the Closing Date, (a) Participant (or the Loan Manager, on its behalf) shall have sole authority to exercise all voting and other rights and remedies with respect to the Participated Assets and the Transferred Rights related thereto and (b) if for any reason Grantor is exclusively entitled to exercise any such rights (including the right to vote) on or after the Closing Date, (i) Grantor shall vote in accordance with the directions of Participant (or Loan Manager, on its behalf), and (ii) Grantor shall take (or refrain from taking) any action with respect to the Participated Assets and the Transferred Rights related thereto in accordance with the prior written instructions of Participant (or the Loan Manager, on its behalf), except (A) as reasonably determined by Grantor upon the advice of counsel as prohibited under Applicable Law, or the related Underlying Instruments or (B) if following such instructions might (in Grantor’s reasonable determination) expose the Grantor to any obligation, liability, or expense that in the Grantor’s reasonable judgment is material and for which the Grantor has not been provided adequate indemnity provided, however, that if upon the advice of counsel Grantor reasonably determines that such an action may not be permitted by the applicable Underlying Instruments with respect to a particular Participated Asset, then prior to Grantor engaging in such a vote or exercising any such rights or remedies with respect to such Participated Asset, Grantor shall consult and cooperate with Participant (or the Loan Manager, on its behalf), with respect to such vote or exercise of rights or remedies and, in connection therewith, shall exercise the same standard of care as it normally exercised with respect to loans or equity interests made or held by Grantor in its own account or managed for the account of Grantor with respect to which no participations are sold and without regard to other investments or relationships that Grantor may have with the applicable Obligor. In the event that in accordance with clause (ii) of the preceding sentence Grantor does not take (or refrains from taking) action with respect to the Participated Assets and the Transferred Rights related thereto in accordance with the prior written instructions of Participant (or the Loan Manager, on its behalf), Grantor shall exercise the same care in the administration of the Participated Assets and the Transferred Rights relating thereto as if Grantor had retained the Participated Assets and such Transferred Rights beneficially for its own account. Grantor shall not exercise voting authority or take any action or exercise any rights or remedies with respect to a Participated Asset without the prior written consent of, or at the direction of, Participant (or the Loan Manager, on its behalf).

Without limiting the Grantor’s obligations under the immediately preceding paragraph, Participant acknowledges that the Underlying Instruments relating to the Participated Assets may contain restrictions on the voting rights that the seller of a participation interest therein may convey to the purchaser thereof, and Participant and Grantor agree that the Participation contemplated hereby shall convey to Participant only those voting rights which are permitted to be transferred to the purchaser of a participation pursuant to the Underlying Instruments, and that any conveyance or purported conveyance of voting rights in contravention of the restrictions contained in the Underlying Instruments shall be ineffective to transfer such voting rights. Under such circumstances Grantor shall confer with Participant (or the Loan Manager, on its behalf) with respect thereto and comply with the immediately preceding paragraph to the extent not prohibited by the Underlying Instruments.

Section 6. Further Transfers

6.1. Participant may sell, assign, grant a participation in, or otherwise transfer all or any portion of this Agreement, its rights under this Agreement, or any interest in the Participation, the Participated Assets or the Transferred Rights relating thereto, in each case without Grantor’s prior consent, provided, however, that (i) such sale, assignment, participation, or transfer shall comply with any applicable requirements in the related Underlying Instruments and shall not violate any Applicable Law, and (ii) notwithstanding any such sale, assignment, participation or transfer, unless Grantor otherwise consents in writing or except as provided herein, (A) Participant’s obligations to Grantor under this Agreement shall remain in full force and effect until fully paid, performed, and satisfied and (B) Grantor shall continue to deal solely and directly with Participant in connection with Participant’s obligations under this Agreement.

6.2. Grantor acknowledges that on the Closing Date, (i) OFS Capital, LLC will, pursuant to the Loan Sale Agreement, sell, assign, transfer and convey all of its right, title and interest in and to the Participation and this Agreement to OFS Capital WM, LLC and (ii) OFS Capital WM, LLC will, pursuant to the Loan Agreement, grant a lien on and security interest in all of its interests in the Participation and rights under this Agreement as Collateral under the Loan Agreement to the Trustee for the benefit of the Secured Parties. As such, on the Closing Date, immediately following the grant of the Participation to OFS Capital, LLC, OFS Capital WM, LLC shall become and be the Participant hereunder for all purposes hereof. The term “Participant” as used herein means the then current owner of the rights of the Participant under this Agreement. The Trustee shall be considered a third party beneficiary of this Agreement and may enforce this Agreement against the Grantor for the benefit of the Secured Parties as if a party hereof.

Section 7. Termination.

This Agreement shall continue in full force and effect until the latest to occur of (i) termination by written agreement of the parties hereto and (ii) there being no Participated Assets and no Participation outstanding.

Section 8. Miscellaneous.

8.1. Except as otherwise provided herein, all communications hereunder by either party shall be given in writing (including by facsimile or electronic transmission) to the other party at its address specified in Schedule II hereto, and shall be effective when received. Grantor may rely upon, and will incur no liability in taking or omitting to take action upon, any notice, instruction, consent or other communication (oral or otherwise) from Participant that Grantor believes to be genuine and correct or to have been signed, sent or made by a proper person or persons, and Grantor will have no obligation to verify or inquire into any matters pertaining thereto.

8.2. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8.3. Grantor, Participant, Loan Manager, or Trustee, as applicable, may notify the Obligor(s) of the Participation.

8.4. No failure on the part of a party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of each party provided herein are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and are not conditional or contingent on any attempt by such party to exercise any of its rights under any other related document against the other party or any other Person.

8.5. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

8.6. Any amendments of this Agreement shall be in writing and signed by each party hereto.

8.7. Each party hereto agrees to bear its own expenses in connection with the preparation, execution, delivery and amendment of this Agreement.

8.8. All representations, warranties and covenants made by the parties hereto shall be considered to have been relied upon by the parties hereto and shall survive the Closing Date and the execution, delivery and performance of this Agreement, any termination hereof, or any sale, assignment, participation or transfer by Participant, without limitation, the representations, warranties, covenants, agreements and indemnifications contained herein, shall inure to the benefit of and be enforceable by and against the parties hereto and each of their respective successors and permitted assigns. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other party may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of this Agreement.

8.9. This Agreement together with any schedules and exhibits hereto constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written, provided, however, that this Agreement supplements the Assignment. The captions and headings in this Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents thereof. They shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.

8.10. The relationship between Grantor and Participant shall be that of seller and buyer. Except as otherwise expressly provided herein, neither party is a trustee, fiduciary or agent of the other. This Agreement shall not be construed to create a partnership or joint venture between Grantor and Participant.

8.11. Grantor hereby acknowledges and agrees that Participant’s obligations under this Agreement shall be solely the obligations of Participant, and Grantor shall not have any recourse to any director, officer, employee, agent, member, manager, limited partner, general partner or Affiliate of Participant with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated thereby. Recourse in respect of any obligations of Participant under this Agreement shall be limited to the Collateral (the proceeds of which are to be applied in accordance with Section 2.7 and Section 2.8 of the Loan Agreement) and on the exhaustion thereof all claims against Participant thereunder or any transactions contemplated thereby shall be extinguished. Participant hereby acknowledges and agrees that Grantor’s obligations under this Agreement shall be solely the obligations of Grantor, and Participant shall not have any recourse to any director, officer, employee, agent, member, manager, limited partner, general partner or Affiliate of Grantor with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated thereby. Recourse in respect of any obligations of Grantor under this Agreement shall be limited to the Collateral (the proceeds of which are to be applied in accordance with Section 2.7 and Section 2.8 of the Loan Agreement) and on the exhaustion thereof all claims against Grantor thereunder or any transactions contemplated thereby shall be extinguished. Grantor agrees that it shall not institute against Participant or join any other Person in instituting against Participant any bankruptcy, insolvency, reorganization, receivership or similar proceeding so long as any Obligations shall be outstanding pursuant to the Loan Agreement and there shall have elapsed one year plus one day or, if longer, the applicable preference period then in effect, including, without limitation, any period established pursuant to the laws of the State of Delaware since the last day on which any Obligations shall have been outstanding; provided that Grantor may become a party to and participate in any such proceeding applicable to Participant that is initiated by any other Person that is not an Affiliate of Grantor. Participant agrees that it shall not institute against Grantor or join any other Person in instituting against Grantor any bankruptcy, insolvency, reorganization, receivership or similar proceeding so long as any Obligations shall be outstanding pursuant to the Loan Agreement and there shall have elapsed one year plus one day or, if longer, the applicable preference period then in effect, including, without limitation, any period established pursuant to the laws of the State of Delaware since the last day on which any Variable Funding Notes shall have been outstanding; provided that Participant may become a party to and participate in any such proceeding applicable to Grantor that is initiated by any other Person that is not an Affiliate of Participant. The agreements contained in this paragraph shall survive the termination of this Agreement and the payment of all obligations under this Agreement.

It is expressly understood and agreed that the respective Obligors may be unaware that Participations in the Participated Assets and the Transferred Rights relating thereto may be sold to the Participant and that the Grantor does not contemplate notifying any of the Obligors of any such sale, although Grantor does contemplate notifying the Obligors or agent under the Underlying Instruments, as applicable, of the Assignment thereof. The Participant agrees to maintain the confidentiality of this Agreement, the Participation, each Underlying Instrument and all nonpublic information concerning any Obligor or other party to an Underlying Instrument furnished to the Participant by the Grantor, except that the Participant may disclose the same, in confidence, to its attorneys and auditors and to any regulatory body having authority over it in connection with any examination by such regulatory body.

Section 9. Definitions. As used herein:

“Affiliate” means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner of (a) such Person or (b) any such other Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power, directly or indirectly, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Participation Agreement dated as of September 28, 2010, together with any amendments or modifications from time to time hereto.

“Applicable Law” means, for any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any governmental authority which are applicable to such Person or property (including predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Assignment” means the assignment of assets (including the Participated Assets) granted by Grantor to Participant as of the Closing Date and each individual assignment of a Participated Asset which becomes effective on the Assignment Date with respect thereto.

“Assignment Date” means, with respect to each Participated Asset, the date(s), if any, on which Grantor irrevocably sells, transfers, assigns, grants and conveys its legal interest in and title to such Participated Assets and Transferred Rights to Participant pursuant to Section 1.2.

“Assumed Obligations” means the Grantor’s obligations and liabilities with respect to, or in connection with, the Transferred Rights resulting from facts, events or circumstances arising or occurring on or after the Closing Date, but excluding, however, the related Retained Obligations.

“Closing Date” means the date upon which Grantor receives payment of the purchase price with respect to the Participated Assets.

“Funding Amount” has the meaning provided in Section 1.4.

“Grantor” means OFS Funding, LLC, a Delaware limited liability company.

“Loan Agreement” has the meaning provided in the Recitals.

“Participant” means OFS Capital, LLC, a Delaware limited liability company, together with its successors and assigns.

“Participated Assets” has the meaning provided in the Recitals.

“Participation” has the meaning as provided in Section 1.1.

“Related Security” means, with respect to Participated Assets, (a) payments thereon or with respect thereto, (b) accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating thereto (in each case as defined in the Uniform Commercial Code as in effect in the State of New York), and (c) proceeds with respect to the foregoing.

“Retained Obligations” means all obligations and liabilities of Grantor relating to the Transferred Rights that (a) result from fact, events or circumstances arising or occurring prior to the close of business on the Closing Date, (b) result from Grantor’s breach of its representations, warranties, covenants or agreements under this Agreement or the related Underlying Instruments, (c) result from Grantor’s bad faith, gross negligence or willful misconduct, or (d) that are otherwise attributable to Grantor’s actions or obligations in any capacity other than as a lender under or with respect to the related Participated Asset; provided, that with respect to clauses (b), (c) and (d), actions taken by or on behalf of Grantor after the Closing Date shall not create a Retained Obligation if they are caused by Participant’s failure to advance funds in a full and timely manner as required by Section 1.4 of this Agreement or are taken at the direction of Participant or of Trustee, as applicable.

“Transferred Rights” means, with respect to each Participated Asset on and after the Closing Date, any and all of the Grantor’s right, title, and interest in, to and under such Participated Asset and any related commitments, and to the extent related thereto, the following:

(a)

all other amounts funded by or payable to the Grantor under the related Underlying Instruments, and all obligations owed to the Grantor in connection with the related Participated Assets and any related commitments;

(b)	the Underlying Instruments related thereto;

(c)

all claims (including “claims” as defined in Bankruptcy Code § 101(5)), suits, causes of action, and any other right of the Grantor, whether known or unknown against the related Obligor, if any, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of the Grantor against any attorney, accountant, financial advisor, or other Person arising under or in connection with the related Underlying Instruments.

(d)	all guarantees and all collateral and security of any kind for or in respect of the foregoing;

(e)

all cash, securities (whether certificated or uncertificated securities), security entitlements, accounts, chattel paper, general intangibles, instruments or other property, and all setoffs and recoupments, received or effected by or for the account of the Grantor under the related Participated Assets, if any, and other extensions of credit under the related Underlying Instruments (whether for principal, interest, fees, reimbursement obligations, or otherwise) after the close of business on the Closing Date, including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation, or otherwise of the related Obligor or the related Underlying Instruments, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing.

(f)

the economic benefit of permanent commitment reductions, permanent repayment of principal and amendment, consent, waiver and other similar non-ordinary course fees received by the Grantor on or after the close of business on the Closing Date (including any reimbursement of agent expenses previously paid by the Grantor or any of its Affiliates); and

(g)	all proceeds of the foregoing.

“Trustee” means Wells Fargo Delaware Trust Company, N.A.